Exhibit 99.1



DATE:             December 19, 2007

CONTACT:          Alan W. Dakey
                  Chairman, President & CEO
                  Mid Penn Bancorp, Inc.
                  349 Union Street
                  Millersburg, PA   17061
                  (717) 692-2133


               MATTHEW DESOTO APPOINTED TO MID PENN BANCORP, INC.
                      AND MID PENN BANK BOARDS OF DIRECTORS


         (Millersburg, PA) -- Alan W. Dakey, Chairman of Mid Penn Bancorp, Inc. (AMEX: MBP) and Mid Penn Bank, announced the appointment of Matthew G. DeSoto to the Boards of Directors of the Bank and its holding company effective January 1, 2008. DeSoto also currently serves on the Northern Region Advisory Board for Mid Penn Bank.

         Matthew DeSoto serves as President of the Eastern Division of MI Windows and Doors, Inc. of Gratz, Pennsylvania. MI Windows and Doors, Inc. is a top ten US producer of windows and doors and employs 2,500 team members nationally. DeSoto has a Bachelors Degree in Marketing from the Pennsylvania State University. He serves as a Policy Advisory Board member of the Harvard Joint Center for Housing Studies and is a volunteer and supporter of Habitat for Humanity along with the YMCA. DeSoto resides in Millersburg with his wife, Natalie.

         Mid Penn Bank has been an independently owned community bank since 1868 and continues to operate from its original location at 349 Union Street, Millersburg, Dauphin County, Pennsylvania. The Bank presently has 15 banking offices in Dauphin, Cumberland, Northumberland and Schuylkill Counties, providing local service, decision-making and support for the communities it serves. For more information about Mid Penn, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.